EXHIBIT 99.2
Earnings Conference Call
April 2, 2007
11:00 am, EST
Introduction (by SECOND SPEAKER)
     Thank you and good morning everyone. With me today on the conference call is John Textor, Chairman and Chief Executive Officer of BabyUniverse, Inc.
     Before we proceed, I would first like to remind you of the Safe Harbor Provision of the Private Securities Litigation Act of 1995. The statements made during this conference call, which are not historical facts, including future earnings guidance, contain forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K for 2006 which willed be filed today with the SEC. You are advised to consult further disclosures we may make on related subjects in our future filings with the SEC.
     In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable at the time they are made, we cannot guarantee future results, levels of activity, performance or achievements.
     At this point, let me turn the call over to John Textor for some opening remarks.
JOHN TEXTOR
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SECOND SPEAKER

Thanks John....
Sales Growth
In terms of sales growth for the year...
Gross sales increased 54.8% to $37.8 million in 2006 from $24.5 million in 2005. The most significant factor in our year-over-year sales increase was the inclusion of DreamtimeBaby and Posh Tots, as of their respective acquisition dates, in our consolidated financial results for the year.
Our net loss for 2006 was $3,343,700 or $0.62 per share compared to a net loss of $492,297 or $0.13 per share for 2005.
Gross sales increased 9.5% to $9.2 million for the fourth quarter compared to $8.4 million in the same period of 2006. The most significant factor in our 4th quarter increase was Posh Tots in our consolidated financial results for the quarter.
The fourth quarter net loss of $2,044,538 or $0.36 per share compares to net income of $52,000 or $0.01 per share in the fourth quarter of 2005.
Gross profit / margin
Our gross profit for the year increased 61.7% to $10.2 million as compared to $6.3 million in 2005.
Our gross profit for the fourth quarter of 2006 declined 11.3% to $2.2 million as compared to $2.5 million in the same period of 2005. John will address some of the factors contributing to this decline later in the call.

Operating expenses
Our overall profit performance during the fourth quarter continued to be significantly influenced, as it has been for several quarters, by increased salary expense due to personnel additions, as well as, general & administrative expenses. These investments have allowed us to expand our management and infrastructure (1) to support our strategic initiatives, and (2) to develop and launch our content and new media business, which is comprised of three offerings, PoshCravings.com and ePregnancy.com, launched earlier in the year, and BabyTV.com, which was launched in December 2006.
Total operating expenses for the fourth quarter increased to $4.0 million from $2.4 million for the comparable quarter last year. As a percentage of net sales, operating expenses were 46.5% for the fourth quarter compared to 30.2% for the same period last year. The increase in total operating expenses as a percentage of net sales was primarily attributable to four key factors:
1.	increased expenses for management resources

2.	increased depreciation expense related to our recent technology investments related to BabyTV.com

3.	increased rent expense associated with the Las Vegas distribution center, as well as office relocations and expansions for PoshTots’ headquarters in Richmond, Virginia and the Company’s headquarters in Jupiter, Florida.

4.	Increased advertising expenses.
Advertising expenses increased to 16.2% of net sales for this year’s quarter from 14.6% for the comparable quarter last year. The increase in advertising expense, as a percentage of net sales, was due primarily to the Company’s increased commission expense paid to on-line partners such as Amazon.com, Buy.com and Shopzilla.com.
At this time, let me turn the call back over to John for some additional comments.